Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Mainz Biomed N.V.

We consent to the inclusion in the Form S-8 Registration Statement of Mainz Biomed N.V. (the “Company”), in which is incorporated by reference the company’s annual report in Form 20-F, our report dated April 7, 2023 relating to our audit of the statements of financial position as of December 31, 2022 and 2021, and statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for the years ended December 31, 2022 and 2021.

/s/ Reliant CPA PC

Reliant CPA PC

Served as Auditor since 2023

Newport Beach, CA

July 11, 2023